EXHIBIT 15.1

WHITE KNIGHT RESOURCES LTD.

AUDIT COMMITTEE CHARTER

Effective date: May 26, 2005

Approved by the Board of
Directors on May 26, 2005

Mandate

The primary function of the audit committee (the “Committee”) is to assist the Board of Directors of White Knight Resources Ltd. (the “Company”) in fulfilling its financial oversight responsibilities by reviewing the financial statements, financial reports and other financial information provided by the Company to regulatory authorities and shareholders.

The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditors.

Composition

The Committee shall be comprised of a minimum three directors as determined by the Board of Directors.

If the Company ceases to be a “venture issuer” as that term is defined in Multilateral Instrument 52-110 entitled “Audit Committees” (“MI 52-110”), then all of the members of the Committee shall be free from any material relationship with the Company. A material relationship means a relationship that could, in the view of the Company’s Board of Directors, reasonably interfere with the exercise of a member’s independent judgment. In any event, a member of the Committee has a material relationship with the Company if he is deemed to have one pursuant to MI 52-110.

If the Company ceases to be a “venture issuer” then all members of the Committee shall also have accounting or related financial management expertise. For the purposes of the Company’s Audit Committee Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

The members of the Committee shall be elected by the Board of Directors at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Authority

The Committee has been expressly authorized by the Board of Directors of the Company to (a) engage independent counsel and other advisors as it determines necessary to carry out its duties, (b) set and cause the Company to pay the compensation for any advisors employed by the Audit Committee, and (c) communicate directly with the internal and external auditors.

Responsibilities

The Committee shall

(1)     recommend to the Board of Directors: (a) the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and (b) the compensation of the external auditor.

(2)     be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

(3)     pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor in accordance with the pre-approval process noted below.

(4)     review the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

(5)     be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in subsection (5), and must periodically assess the adequacy of those procedures.

(6)     establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(7)     review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

Pre-Approval of Non-Audit Services

+

The Committee satisfies the pre-approval requirement of item (3) of its Responsibilities if:

(a)

the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiary entities to the Company’s external auditor during the fiscal year in which the services are provided;

(b)	the Company or the subsidiary entity of the Company, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c)

the services are promptly brought to the attention of the Committee of the Company and approved, prior to the completion of the audit, by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more independent members the authority to pre-approve non-audit services in satisfaction of the requirement of item (3) of its Responsibilities. The pre-approval of non-audit services by any member to whom authority has been delegated pursuant hereto must be presented to the Audit Committee at its first scheduled meeting following such pre-approval.

The Committee satisfies the pre-approval requirement of item (3) of its Responsibilities if it adopts specific policies and procedures for the engagement of the non-audit services, if: (a) the pre-approval policies and procedures are detailed as to the particular service; (b) the Audit Committee is informed of each non-audit service; and (c) the procedures do not include delegation of the Audit Committee’s responsibilities to management.